Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

October 1, 2013

InterCloud Systems, Inc.
RedBank, NJ

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 9 to the Registration Statement of our report dated March 25, 2013, except for Note 1, as to which the date is August 1, 2013, relating to the consolidated financial statements as of and for the year ended December 31, 2012 of InterCloud Systems, Inc. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
New York, New York
October 1, 2013